Exhibit 23.14

CONSENT OF QUALIFIED PERSON

Regarding the “Gold Bar Project, S-K 1300 Technical Report Summary, Feasibility Study, Eureka County, Nevada”, that is current as of December 31, 2021 (the “Technical Report Summary”):

In connection with the filing of the Annual Report of McEwen Mining Inc. for the year ended December 31, 2023, on Form 10-K (the “Form 10-K”), Independent Mining Consultants consents to:

●	the use of my name and status as a “Qualified Person” in the Form 10-K
●	any quotation from, or summarization of any of the information that I am responsible for preparing in the Technical Report Summary in the Form 10-K

Dated this March 15, 2024

Signed by:

/s/ Joseph S.C. McNaughton

Independent Mining Consultants, Inc.